UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 14, 2016
THE BRINK’S COMPANY
(Exact name of registrant as specified in its charter)

Virginia	001-09148	54-1317776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court
P. O. Box 18100
Richmond, VA 23226-8100
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (804) 289-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Ronald Domanico as Executive Vice President and Chief Financial Officer
On July 14, 2016, the Board of Directors (the “Board”) of The Brink’s Company (the “Company”) appointed Ronald J. Domanico, age 58, as the Company’s Executive Vice President and Chief Financial Officer, effective immediately.
Joseph W. Dziedzic, who served as the Company’s Executive Vice President and Chief Financial Officer until Mr. Domanico’s appointment, will remain at the Company until September 30, 2016, as Mr. Domanico transitions into his role. Mr. Dziedzic's departure was mutually agreed upon.
Before joining Brink’s, Mr. Domanico served as senior vice president, strategic initiatives and capital markets at Recall Holdings Limited, a global provider of digital and physical information management and security services. From 2010 to 2014, he was senior vice president and CFO for HD Supply, one of the largest industrial distributors in North America. Following its 2007 spinoff from Home Depot, he led HD Supply to become a NASDAQ-listed company with revenue of approximately $9 billion. From 2002 to 2009, he was senior vice president, CFO and a board member at Caraustar Industries, an integrated manufacturer of recycled paperboard and paperboard products. Prior to joining Caraustar, he served in a variety of international financial leadership roles at AHL Services, Nabisco and Kraft. Mr. Domanico earned his M.B.A. and a B.S. in management science from the University of Illinois.
Offer Letter with Mr. Domanico
In connection with Mr. Domanico’s appointment as Executive Vice President and Chief Financial Officer, the Company and Mr. Domanico entered into an offer letter, dated July 14, 2016, which provides for the following compensation and benefits:

Annual Base Salary	$575,000
Annual Bonus
Participation for 2016 in the Company’s Key Employees Incentive Plan (the “KEIP”) with a target of 80% of 2016 earned base salary, with the actual payout ranging from 0% to 200% of target, subject to a maximum of 160% of 2016 earned base salary.

Long-Term Incentive Awards
On July 14, 2016, Mr. Domanico was granted equity awards consistent with those granted to other senior executives of Company in respect of 2016, with an annualized target long-term incentive opportunity of $1.1 million, prorated based on Mr. Domanico’s hire date. These awards consist of the following:
•    Time-vesting restricted stock units with a grant date value of $137,500;
•    Internal metric performance share units with a grant date value of $206,250, which vest based on operating profit goals approved by the Compensation and Benefits Committee in February 2016; and
•    Relative total shareholder return performance share units with a grant date value of $206,250, which vest based on total shareholder return goals approved by the Compensation and Benefits Committee in February 2016.

Inducement Equity Awards
On July 14, 2016, following Mr. Domanico’s purchase of $500,000 of Company common stock (the “Purchased Shares”) from the Company at a price of $ 29.86 per share (the closing price of shares of Company common stock on the New York Stock Exchange on such date) pursuant to a subscription agreement between Mr. Domanico and the Company, Mr. Domanico was granted the following incentive equity awards:
•    An award of performance-leveraged stock options to purchase 84,985 shares of Company common stock, which will be eligible to vest on July 14, 2022, with 1/3 vesting on that date if the stock price has attained a 20-trading day average closing price of each of 125%, 150% and 160% of the grant date price between the grant date and the vesting date, subject to continued employment through the vesting date (or an earlier qualifying termination of employment) and Mr. Domanico holding the Purchased Shares through the vesting date.
•    An award of restricted stock units with respect to 17,439 shares of Company common stock, which will be eligible to vest on July 14, 2019, subject to the Company realizing positive non-GAAP income from continuing operations for the period commencing on July 1, 2016 and ending on June 30, 2017, continued service through the vesting date (or an earlier qualifying termination of employment) and Mr. Domanico holding the Purchased Shares through the vesting date.

Employee Benefits
Mr. Domanico will be eligible for the following employee benefits:
•    Employee benefits and fringe benefits on the same basis as other senior executives of the Company; and
•    Relocation assistance of up to $5,000 per month for the period from July 14, 2016 until January 14, 2017.

Termination and Change in Control Benefits
Mr. Domanico is eligible to participate in the Company’s Severance Pay Plan as a Tier 2 Participant.
Mr. Domanico and the Company entered into a change in control agreement, in the form approved by the Board on November 13, 2015.

The foregoing summary of Mr. Domanico’s offer letter is qualified in its entirety by reference to the full text thereof, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01.	Other Events

On July 14, 2016, the Company issued a press release related to Mr. Domanico’s appointment. A copy of the press release is attached as Exhibit 99.1 and incorporated by reference into this Form 8-K.

Item 9.01.		Financial Statements and Exhibits

(d)	Exhibits

	99.1	Press Release, dated July 14, 2016, issued by The Brink’s Company
	99.2	Subscription Agreement, dated July 14, 2016, between The Brink’s Company and Ronald J. Domanico
	10.1	Offer Letter, dated July 14, 2016, between The Brink’s Company and Ronald J. Domanico

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BRINK’S COMPANY
(Registrant)

Date: July 15, 2016	By:	/s/McAlister C. Marshall, II
McAlister C. Marshall, II Vice President

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

99.1	Press Release, dated July 14, 2016, issued by The Brink’s Company
99.2	Subscription Agreement, dated July 14, 2016, between The Brink’s Company and Ronald J. Domanico
10.1	Offer Letter, dated July 14, 2016, between The Brink’s Company and Ronald J. Domanico